                                                           April 14, 1997


Mr. Mark Antebi
1435 East 9th Street
Brooklyn, New York 11230


Dear Mark:

         This will constitute the agreement between you and USA Detergents, Inc. (the "Company") regarding your resignation as a Director and officer of the Company and of your employment with the Company, and your retention as a consultant to the Company, all effective as of April 14, 1997.

         1. You will be paid your salary, less lawful deductions, and accrued vacation pay through the effective date of your resignation from employment.

         2. In return for your general release and the other covenants set forth below, the Company will voluntarily provide the following consideration, which you acknowledge that you are not otherwise entitled to receive under either applicable law, Company policy, or pursuant to any contractual agreement you may have with the Company:

              a. You will be a consultant to the Company for the period beginning on the effective date of your resignation from employment and ending on June 13, 1998 at an annualized rate equal to $125,000 per annum, payable in bi-monthly installments or, at the Company's option, in accordance with the Company's normal salary payment policies for its employees generally. You acknowledge that the Company will not withhold taxes on any amounts paid to you as a consultant, except to the extent required by law, and that you are responsible for any tax withholding, social security, unemployment insurance and other similar payments not made by the Company on any such amounts paid to you. You shall not be entitled to any other compensation, including the payment of any bonuses or participation in any bonus plan of the Company, for providing the consulting services required under the terms of this letter agreement.

              b. You will be available during normal business hours to provide such consultation services and at such times as may be requested by the Board of Directors and/or the Chairman of the Board of Directors of the Company from time to time during such consulting period. As a consultant, you acknowledge and agree that you are an independent contractor and do not and will not have the power or authority to sign contracts for or otherwise bind the Company without express written authorization from an executive officer of the Company; nor will you hold yourself out as an officer or employee of the Company.

              c. Except as otherwise provided herein, you will continue to be covered by the Company's group health insurance through June 13, 1998, at the Company's expense. After June 13, 1998, you may elect to continue your health insurance coverage at your own expense for the period allowed under applicable law, and will be provided information regarding your option to do so by separate letter. If you become eligible for group health coverage with another employer before June 13, 1998, you will promptly notify the Company to enable it to cease coverage for you under the Company's plan.

         3. By entering into this letter agreement, you waive any claim to reinstatement and/or future employment with the Company or any present or future entity affiliated with the Company.

         4. In consideration of the voluntary payment offered above, you hereby agree to release and discharge each of the Company, its affiliated entities and its or their respective officers, directors employees, representatives, and agents, from any and all claims, causes of action and demands of any kind, arising at law or in equity, whether known or unknown, which you have, ever have had, and ever in the future may have, against any of them, relating to or arising out of the termination of your employment relationship with the Company (including out of the termination of your employment agreement with the Company dated as of June 13, 1995 (the "Employment Agreement")) under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the New Jersey Law Against Discrimination or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages relating to or arising out of the termination of your employment relationship with the Company, including, but not limited to, claims of employment discrimination, indemnity for discharge, or claims sounding in tort or in contract, express or implied, as of the date of the execution of this letter agreement. You also agree not to initiate any legal action, charge or complaint against the Company in any forum whatsoever to the extent that such legal action, charge or complaint is based on events which took place prior to the date of execution hereof or claims existing as of the date of execution hereof. In the event any such actions, charges or complaints are asserted in the future by or on behalf of you, a breach of this letter agreement shall be deemed to have occurred, entitling the Company to the return of the consideration set forth in this letter agreement, as well as the attorneys' fees incurred by the Company in defending such action, charge or complaint.

         5. You hereby reconfirm the obligations undertaken by you under Sections 7 (confidential information) and 8 (two year covenant not to compete) of your Employment Agreement. You further agree that neither you nor your representatives will publicly or privately disparage or criticize the Company or any of the Company's products, services, divisions, affiliates, related companies or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries.

         6. Except as set forth in this letter agreement, you acknowledge that upon signing this letter agreement, (a) your Employment Agreement is hereby terminated and of no further force and effect as of the date set forth herein and (b) all past, present or future obligations of the Company, with respect to your salary, bonuses, vacation, leave and other benefits have been totally satisfied and fulfilled, and that the Company has no further obligations with respect thereto.

         7. You agree to cooperate with the Company in connection with any threatened, actual or future litigation, administrative hearings or similar matter involving the Company, whether administrative, civil or criminal in nature, in which and to the extent your cooperation is deemed necessary by the Company in its discretion. The Company agrees it will reimburse you for all out-of-pocket disbursements incurred by you in connection with your travel needed for such cooperation.

         8. You hereby agree to indemnify and hold harmless the Company, its affiliated entities and its or their respective officers, directors, employees, representatives and agents, and the Company hereby agrees to indemnify you, in both such instances, against and in respect of any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys' fees) that any such parties may suffer or incur as a result of a breach of any of the obligations set forth herein on the part of the other party. You and the Company each hereby acknowledge that in the event of a breach or threatened breach by the other party (in such capacity, the "breaching party") of the provisions of this letter agreement, the non-breaching party would suffer irreparable harm for which there would be no adequate remedy at law. Accordingly, you agree that in such event, in addition to any other remedies which the non-breaching party may have in law or in equity for money damages or other relief, the non-breaching party shall be entitled to temporary and/or injunctive relief, without the necessity of proving damages, to enforce the provisions hereof.

         9. You hereby acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this letter agreement, that you have been given twenty-one (21) days in which to consider whether you wish to enter into this letter agreement, and that you have elected to enter into this letter agreement knowingly and voluntarily. You further acknowledge that you may revoke your assent to this letter agreement within seven (7) days of its execution by you. If you wish to revoke your agreement, your written notice of revocation must be received within the seven (7) day revocation period by the Company (attention:
Frederick J. Horowitz) at its address. The voluntary payments and consideration to be provided by the Company pursuant to paragraph 2 hereof will be made and/or given if you do not revoke this letter agreement prior to the expiration of the revocation period.

         10. You hereby acknowledge that you are not resigning your position as a Director or officer of the Company (i) due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices or (ii) due to any fact or circumstance, not generally known to the public, that might have a material adverse effect on the condition (financial or otherwise), earnings, operations, business or business prospects of the Company or which, in your opinion, would materially adversely affect the price of the Company's common stock.

         11. Notwithstanding any other provision contained herein, the obligations assumed by the Company under this letter agreement shall be conditioned upon its receipt of an executed duplicate original of this letter agreement and complete adherence to its terms by you.

         12. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions.

         13. If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this letter agreement is declared illegal, unenforceable, or ineffective in a legal forum, such provisions, terms, clauses, waivers, releases or claims or rights shall be deemed severable, such that all other provisions, terms, clauses, waivers, releases of claims and rights contained in this letter agreement shall remain valid and binding upon both parties.

         14. The failure of the Company to insist upon strict adherence to any term of this letter agreement on any occasion shall not be considered a waiver thereof or deprive it of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

         15. This letter agreement may not be changed except by a writing signed by you and an authorized management representative of the Company.

         If you agree to the foregoing terms, please sign and return to us the enclosed copy of this letter, which will then be a binding agreement between us.

                                            Very truly yours,

                                            USA DETERGENTS, INC.



                                            By: /s/ Uri Evan
                                               ---------------------------
                                               Uri Evan
                                               Chairman of the Board and
                                               Chief Executive Officer

Agreed to as of April 14, 1997


/s/ Mark Antebi
------------------------------------
MARK ANTEBI